Exhibit 10.1

EXECUTIVE DEPARTURE AGREEMENT AND RELEASE

This Executive Departure Agreement and Release (“Agreement”) is entered into by and between Allen Parker, his marital community, heirs, successors, and assigns (hereinafter “Executive”) and Zillow Group, Inc., its subsidiaries, successors and assigns (collectively hereinafter, the “Company”). Executive has been employed by Zillow, Inc., a wholly-owned subsidiary of Zillow Group, Inc. Executive and the Company are sometimes collectively referred to as the “Parties.”

The Parties acknowledge that Executive has been employed as the Chief Financial Officer of the Company, pursuant to the terms and conditions of an Amended and Restated Executive Employment Agreement between them, dated November 13, 2018 (the “Employment Agreement”). The parties further acknowledge that Executive is a participant in the Zillow Group, Inc. Executive Severance Plan, as amended and restated (the “Severance Plan”), pursuant to the terms of the applicable plan documents. The Parties further acknowledge that they wish to end Executive’s employment with the Company amicably, and enter into this Agreement to govern the terms of such employment termination.

This Agreement is being presented to Executive on May 17, 2023. In order to become fully effective and for Executive to receive all of the benefits described in this Agreement, among other conditions as set forth in this Agreement, the Agreement must be executed by Executive no later than June 7, 2023 and not revoked (the “Effective Date” of this Agreement is the eighth (8th) day after Executive signs this Agreement and returns it to the Company, so long as it has not been revoked by Executive before that date).

Executive acknowledges that he was removed from his position as Chief Financial Officer and he hereby resigns from any and all other officer or director positions he may hold with the Company or with any Company subsidiary, effective as of May 18, 2023.

Subject to Executive’s compliance with the terms and conditions set forth in this Agreement, Executive’s transition of his job duties and responsibilities as required under this Agreement, and Executive’s execution and non-revocation of a renewed release of claims as set forth on Exhibit D, Executive will receive the following severance benefits and payments as further described in Section 3 below (Severance Benefits):

(a)Twelve (12) months of equity award vesting acceleration;
(b)Eighteen (18) months to exercise vested stock options post-termination (rather than the standard three (3) months);
(c)Payment of the cost of six (6) months of continued medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and
(d)Six (6) months of cash severance benefits at the rate of Executive’s most recent base salary.

The Agreement will only become effective, and these benefits and payments will only be provided to Executive, subject to the terms and conditions set forth herein.

1.Executive’s Representations and Warranties. Executive specifically represents, warrants, and agrees as follows:

(a)Executive has authority to enter into this Agreement (including, if Executive is married, on behalf of Executive’s marital community).

(b)Executive has not transferred, in whole or in part, any rights related to Executive’s employment with the Company.

(c)Executive has fully complied with the terms of the Proprietary Rights Agreement dated December 19, 2018 (“Confidentiality Agreement”) (attached hereto as Exhibit A, and incorporated herein by reference), which Executive acknowledges having previously signed in exchange for valid consideration. Executive acknowledges and agrees that the terms and conditions of said Confidentiality Agreement are in force now and during the Transition Period (as defined below) and survive the employment relationship, subject to Section 9 below (Rights Not Waived), except that the post-employment restricted period described in Section 4.3 of the Confidentiality Agreement is reduced to six (6) months pursuant to Section 3(d).

(d)Executive is bound by the Mutual Agreement to Arbitrate Claims dated December 19, 2018 (“Arbitration Agreement”) (attached hereto as Exhibit B, and incorporated herein by reference), which Executive acknowledges having previously signed in exchange for valid consideration. Executive acknowledges and agrees that the terms and conditions of said Arbitration Agreement are in force and survive the employment relationship, subject to Section 9 below (Rights Not Waived).

2.Period of Employment. If Executive signs this Agreement and allows it to become effective, Executive’s employment with the Company will continue until February 15, 2024, or such earlier date as Executive’s employment may be terminated pursuant to this Section 2 (Executive’s last day of employment, whenever it occurs, shall be the “Separation Date”).

(a)Transition Period. Between now and the Separation Date (the “Transition Period”), Executive will remain an employee of the Company, and will be expected to transition his duties and responsibilities to Company personnel and perform other duties and tasks as requested by the Company. During the Transition Period, Executive must continue to comply with all of the Company’s policies and procedures and with all of Executive’s statutory and contractual obligations to the Company (including, without limitation, under this Agreement and the Confidentiality Agreement). During the Transition Period, Executive agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing his job duties.

(b)Compensation During Transition Period. Subject to Executive’s compliance with all the terms and conditions of this Agreement, during the Transition Period, Executive will continue to be paid at the same base salary rate, and will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. In addition, Executive’s Company stock options or other equity awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and equity agreements. Executive will not be able to participate in any bonus, commissions, or incentive program, and will only be eligible to receive the cash compensation expressly set forth herein.

(c)Compliance with Agreement. Executive acknowledges and agrees that the Company may terminate his employment at any time during the Transition Period if he fails to comply with the terms of this Agreement. Executive further acknowledges and agrees that in such event, or if the Company terminates Executive’s employment for Cause (as defined in the Severance Plan), he will immediately cease to be entitled to any rights to continued vesting of equity compensation as provided for under this Agreement and will no longer be eligible for the severance benefits, as set forth below.

(d)Effect of Other Employment. Executive agrees that within five business days of accepting an offer of employment at another company, he will provide the Company’s Chief Executive Officer with written notice of his acceptance of the position. Executive further acknowledges and agrees that upon such employment at another company he will immediately cease to be entitled to any further employment compensation, benefits, or other rights inuring to him under this Agreement (other than severance benefits under the terms and conditions set forth herein), including but not limited to any rights to continued vesting of equity compensation as provided for under this Agreement, and his employment with the Company will terminate.

(e)Effect of Executive’s Death or Total Disability. This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform Executive’s duties under this Agreement for a period or periods aggregating ninety (90) days in any period of one hundred eighty (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Termination under this paragraph shall be deemed to be effective (i) at the end of the calendar month in which Executive’s death occurs or (ii) immediately upon a determination by the Board of Directors (or the Compensation Committee thereof) of Executive’s Total Disability. In the case of termination of employment under this paragraph, Executive or his legal representatives shall be entitled to any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies, and to COBRA benefits to the extent permitted by law, but Executive will not be entitled to any other pay, compensation or benefits, nor to the severance benefits set forth below.

3.Severance Benefits. If: (i) Executive timely signs and returns this Agreement and allows it to become effective by not revoking it; (ii) Executive complies with his obligations hereunder during and after the Transition Period; (iii) Executive’s employment with the Company is not terminated by the Company for Cause or due to Executive’s death or Total Disability prior to February 15, 2024; and (iv) on or within twenty-one (21) days after the Separation Date, Executive executes and returns to the Company the renewed release in Exhibit D (the “Renewal Release” or “Exhibit D”) and allows the Renewal Release to become effective by not revoking it, then the Company will deem Executive’s employment termination to be an “Involuntary Termination” under the Severance Plan, and accordingly, agrees to provide the following severance benefits to Executive, subject to the terms and conditions described below:

(a)Equity Award Vesting Acceleration Benefit. Notwithstanding anything to the contrary in any equity award agreement, within seven days of the Release Effective Date (as defined in the Renewal Release), each outstanding equity grant (e.g., outstanding stock options, restricted stock units, and any other Company equity compensation awards) held by Executive as of the Separation Date (each, an “Award” and collectively, the “Equity Awards”) shall automatically become vested and, if applicable, exercisable, as to the portion of such Awards that were scheduled to vest solely based on continued service during the twelve (12) month period following the Separation Date (the “Vesting Acceleration”). As of the Separation Date, Executive understands and agrees that vesting of all Equity Awards shall cease (taking into account the Vesting Acceleration), and the unvested portions of the Equity Awards shall automatically terminate and, if applicable, not become exercisable. Exhibit C lists each Award held by Executive as of the date this Agreement is being presented to Executive, and the extent to which such Award shall be vested as of the Separation Date (assuming for purposes of this Exhibit C that the Separation Date is February 15, 2024), taking into account the Vesting Acceleration, and the extent to which such Award shall terminate as of the Separation Date.

(b)Extended Option Post-Termination Exercise Period. Notwithstanding anything to the contrary in any equity award agreement, each outstanding stock option held by Executive that is or becomes vested as of the Separation Date (each, a “Vested Option” and collectively, the “Vested Options”) shall remain exercisable until the earlier of (i) eighteen (18) months from the Separation Date or (ii) the latest day upon which the Vested Option would have expired by its original terms under any circumstances. Except as otherwise set forth in this Agreement, each Vested Option shall be subject to the terms and conditions of the individual equity award agreement evidencing the grant and the Zillow Group, Inc. incentive plan under which it was granted.

(c)Continued Medical Benefits. The Company will provide Executive with a payment of two thousand five hundred seventy-one dollars and twenty-three cents ($2,571.23) per month, after deduction of applicable taxes and withholdings, estimated as the cost of COBRA coverage for Executive to cover self and dependents, from the Separation Date and for six (6) months thereafter, payable on the first regular payroll date of each such month. The first payment will occur on the first semi-monthly payroll date that is at least seven days after the Release Effective Date.

(d)Cash Severance Benefits. In further consideration of six (6) months of Executive’s compliance with the post-employment non-compete contained in Section 4.3 of the Confidentiality Agreement, the Company will provide a total of six (6) months of severance payments to Executive at Executive’s last base salary rate, on regular semi-monthly Company payroll dates, in the amount of twenty-nine thousand eight hundred and four dollars and seventy-one cents ($29,804.71) per semi-monthly pay period, minus applicable taxes and withholdings. The first payment will occur on the first semi-monthly payroll date that is at least seven days after the Release Effective Date.

Executive specifically acknowledges and agrees that the Company is not obligated to provide any benefit or make any payments set forth in this Section 3 (Severance Benefits) unless Executive agrees to the terms in this Agreement and the Renewal Release (and does not revoke either such agreement) and that these payments and benefits are in exchange for the consideration identified herein. Any violation of the Confidentiality Agreement (subject to Section 9 below, Rights Not Waived) by Executive during the period in which Executive is receiving Cash Severance Benefits pursuant to Section 3(d) shall afford the Company the right to terminate some or all of the Severance Benefits set forth in Section 3(a)-(d) at its sole discretion. All payments made by the Company to Executive under this Agreement will be subject to withholding of applicable income and employment taxes and will be reported to the Internal Revenue Service on Form W-2. Executive agrees that the Company may withhold from any payments payable to Executive under this Agreement any amounts Executive owes to the Company. Except as set forth in Section 9 below (Rights Not Waived), Executive will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement. Executive specifically acknowledges and agrees that the Releasees (defined below) have made no representations to Executive regarding the tax consequences of any payments or benefits received by Executive or for Executive’s benefit pursuant to this Agreement.

4.Final Pay. On or before the next regular payday after the Separation Date, the Company will pay Executive his normal wages for the most recent pay period through the Separation Date. Executive acknowledges that these payments, together with the payments Executive has already received, represent full payment of all compensation and benefits of any kind (including wages, salary, vacation, sick leave, commissions, bonuses, incentive compensation and equity participation) that Executive earned as a result of Executive’s employment by the Company, including pay for all hours worked. Company owes Executive, and shall owe Executive, no further compensation or benefits of any kind, except as described above. In addition, any and all agreements to pay Executive compensation or benefits of any kind are terminated.

5.Equity Awards. Executive agrees that Executive is only eligible to retain Equity Awards which have vested on or before the Separation Date, and that no additional or accelerated rights or vesting are being conferred as a result of the termination of Executive’s employment or his execution of this Agreement, except as expressly set forth in Section 3 above (Severance Benefits). Except as set forth in Section 3 above, any remaining unvested portions of such grants shall cease to vest and shall automatically terminate as of the Separation Date. Executive understands and agrees that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current, or future value of any equity right granted to Executive during Executive’s employment and further understands and agrees that claims concerning any Equity Grant are addressed by Section 7 below (Release of Claims), and are released and waived according to those terms.

6.Expense Reimbursement. Executive shall provide the Company with final expense reports within thirty (30) days following the Separation Date with respect to any eligible business expenses incurred prior to the Separation Date. The Company shall reimburse Executive for such expenses in accordance with, and to the extent such expenses are reimbursable pursuant to, the Company’s expense reimbursement policies in effect at the time such expenses were incurred by Executive.

7.Release of Claims. Subject to Section 9 below (Rights Not Waived), Executive hereby irrevocably releases the Releasees from any and all claims, rights, penalties, damages, debts, accounts, duties, costs, liens, obligations, liabilities, charges, complaints, causes of action or demands of whatever kind or nature that Executive now has or has ever had against the Releasees, whether known or unknown, that arose on or before the time Executive signed this Agreement, including without limitation any claims related to or arising out of Executive’s employment, the decision to terminate that employment, and Executive’s separation from employment. The “Releasees” are the Company and each of its subsidiaries, parent companies, affiliates, joint venturers, insurers, insurance policies, and benefit plans; each of the current and former officers, directors, representatives, owners, members, partners, managers, shareholders, employees, agents, servants, administrators, fiduciaries and attorneys of the entities and plans described in this sentence; and the predecessors, successors, transferees, and assigns of each of the persons and entities described in this sentence.

(a)Subject to Section 9 below (Rights Not Waived), this release covers all statutory, common law, constitutional, and other claims, and includes but is not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; any and all contract claims of any nature (except breach of this Agreement), including but not limited to implied or express employment contracts and breach of the covenant of good faith and fair dealing, express or implied; any and all tort claims of any nature, including but not limited to claims for negligence, libel, slander, defamation, misrepresentation, fraud, negligent or intentional infliction of emotional distress, negligent hiring, retention and training, and negligent or intentional interference with business relations; discrimination, harassment, failure to accommodate and/or retaliation under any federal, state or local statute or regulation; any claims brought under any federal, state or local statute or regulation related to military leave and/or reinstatement or related rights; and any claims that could be brought under any applicable local, state, or federal employment discrimination or other statutes, including the Americans with Disabilities Act of 1990 as amended (ADA), the Civil Rights Act of 1964 as amended (including Title VII of that Act), Section 1981 of U.S.C. Title 42, Section 1983 of U.S.C. Title 42, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974 (ERISA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Federal Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act (NLRA), the Labor Management Relations Act (LMRA), the Immigration and Nationality Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Family and Medical Leave Act (FMLA), the Age Discrimination in

Employment Act of 1967 (ADEA), as amended, 29 U.S.C. §§ 621, et seq., the Sarbanes-Oxley Act, the False Claims Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Consumer Product Safety Improvement Act, the Occupational Safety and Health Act, the Food Safety Modernization Act, the Washington Law Against Discrimination (RCW 49.60), the Washington Family Care Act (RCW 49.12), the Washington Prohibited Employment Practices Law (RCW 49.44), the anti-retaliation provisions of the Washington Industrial Insurance Act (RCW 51.48) and the Washington Industrial Safety and Health Act (RCW 49.17), the Washington Whistleblower Act (RCW 42.40), the Washington Industrial Welfare Act (RCW 49.12), the Washington Agricultural Labor Law (RCW 49.30), the Washington Hours of Labor Law (RCW 49.28), the Washington Veterans Employment and Reemployment Act (RCW 73.16), the Washington Military Family Leave Act (RCW 49.77), the Washington Domestic Violence Leave Law (RCW 49.76), the Washington Little Norris-LaGuardia Act (RCW 49.32), the Washington Fair Credit Reporting Act (RCW 19.182), the Washington Electronic Privacy Act (RCW 9.73), and all similar federal, state, and local laws.

(b)Subject to Section 9 below (Rights Not Waived), Executive agrees not to seek any personal recovery (of money damages, injunctive relief, or otherwise) for the claims Executive is releasing in this Agreement, either through any complaint to any governmental agency or otherwise.

(c)Executive represents that Executive has reported to the Company any and all complaints, lawsuits, declarations, administrative complaints or charges arising from or relating to any claims Executive is releasing in this Agreement. Executive further represents that Executive has not raised a claim of sexual harassment or abuse with the Company. These representations do not limit Executive’s right to file certain governmental charges in the future, as stated in Section 9 below (Rights Not Waived).

(d)Executive agrees that this Agreement gives Executive fair economic value for any and all potential claims Executive may have, and that Executive is not entitled to any other damages or relief. Executive understands that Executive is releasing potentially unknown claims, and that Executive has limited knowledge with respect to some of the claims being released. Executive acknowledges that there is a risk that, after signing this Agreement, Executive may learn information that might have affected Executive’s decision to enter into this Agreement. Executive acknowledges, for example, that Executive may learn of injuries of which Executive is not presently aware. Executive assumes this risk and all other risks of any mistake in entering into this Agreement. Executive agrees that this release is fairly and knowingly made.

(e)Executive agrees that this Agreement shall be governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington, but nonetheless expressly agrees to waive all rights under Section 1542 of the California Civil Code and all other similar federal and state law. Section 1542 of the California Civil Code reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Executive consciously intends the foregoing consequences even as to claims for damages that may exist as of the date Executive executes this Agreement that Executive does not know exist, and which, if known, would materially affect Executive’s decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

8.No Admission of Liability. The Company does not admit any liability or wrongdoing whatsoever with respect to any claims Executive is releasing herein, and the Company expressly disclaims any liability to Executive and expressly denies any and all such liability and wrongdoing.

9.Rights Not Waived. Notwithstanding the foregoing, this release specifically excludes the following:

(a)Executive’s rights, if any, to receive ERISA-covered benefits (e.g., pension or medical benefits) that are vested pursuant to a formally-adopted and properly- authorized written benefit plan.

(b)Claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date this Agreement.
(c)Any rights and entitlements that cannot be waived as a matter of law, such as any workers’ compensation benefits and any unemployment compensation benefits.

(d)Executive’s right to (i) file any charges or participate in any investigations or proceedings conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the U.S. Department of Labor (DOL), or any other governmental agency, although Executive is waiving any and all right to recovery of any monetary award or individual relief as to all claims Executive is releasing in this Agreement, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency; or (ii) disclose instances of sexual harassment or sexual assault.

(e)Executive’s right and ability to (i) provide testimony, information or documents if legally compelled to do so, or (ii) communicate with or provide information or documents to the EEOC, SEC, NLRB, DOL or other governmental agency; however in all cases, Executive agrees to take all reasonable steps (such as redacting information or providing information under seal) to avoid any public disclosure of trade secret information or other confidential business information.

(f)     Executive’s right to discuss or disclose conduct, or the existence of a settlement involving conduct, that Executive reasonably believed to be illegal discrimination,

illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Executive remains subject to Executive’s obligation to keep confidential the amount paid in settlement of any claim.

(g)Executive’s right and ability to take any action to challenge the knowing and voluntary nature of this agreement under the Older Workers Benefit Protection Act (OWBPA). For example, this Agreement does not prevent Executive from filing or pursuing a charge of discrimination, lawsuit or arbitration to the extent it is brought under the federal Age Discrimination in Employment Act of 1967 (ADEA) and challenges the knowing and voluntary nature of this agreement under the OWBPA. Further, nothing in this Agreement shall cause Executive to be liable for damages, attorneys’ fees, costs or disbursements in connection with any such charge of discrimination, lawsuit or arbitration to the extent it is so brought. However, if this Agreement is found to be knowing and voluntary under the OWBPA, Executive’s release and waiver of claims under the ADEA, as provided in this Agreement, shall be fully effective.

10.Consideration Period. Executive has twenty-one (21) days from the date this Agreement was presented to Executive to consider this Agreement before signing it. Executive may use as much or as little of this period as Executive chooses before signing.

11.Revocation Period. Executive has the right to revoke his signature on this Agreement within seven (7) days of execution. To revoke, Executive must send a written letter of revocation pursuant to the notice provisions set forth in Section 16 below (Notices), which must be received within the required seven (7)-day period. If Executive revokes, this Agreement will not become effective or enforceable, and Executive will not be eligible to receive the Severance Benefits described in Section 3 above (Severance Benefits).

12.Age Discrimination in Employment Act Notice. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date on which Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a)By receiving the consideration identified in this Agreement, Executive will receive compensation beyond that which Executive was already entitled to receive before entering into this Agreement;

(b)Executive was advised by the Company, and is hereby advised, to consult with an attorney of Executive’s choosing before signing this Agreement;

(c)Executive has carefully read and understands all of the provisions of this Agreement as written;

(d)Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

(e)Executive knowingly and voluntarily intends to be bound by this Agreement;

(f)Executive was given a copy of this Agreement and informed that Executive has twenty-one (21) days within which to consider the Agreement;

(g)Executive was informed that Executive had seven (7) days following the date of execution of the Agreement in which to revoke the Agreement, as provided in Section 11 above (Revocation Period);

(h)Executive understands that Executive has not waived any rights or claims that may arise under the Age Discrimination in Employment Act of 1967, as amended, (29 U.S.C.§§ 621, et seq.), after the date Executive signs this Agreement; and

(i)     Executive specifically agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period referenced in Section 10 above (Consideration Period).

13.Workers’ Compensation Claims. Executive acknowledges and agrees that Executive has already filed workers’ compensation claim(s) for any and all on-the-job injuries Executive suffered while employed by the Company, and that Executive has not suffered any on- the-job injuries for which Executive has not already filed a workers’ compensation claim.

14.Company Materials. On or before the Separation Date, Executive shall turn over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its directors or employees or that Executive generated in the course of his employment with the Company. No later than the Separation Date, Executive shall also provide the Company with access to all Company-related computer files and any and all passwords needed to access those files.

15.Cooperation with Legal and Licensing Matters. In exchange for the consideration described in this Agreement, Executive also agrees to fully cooperate in (i) the investigation, arbitration, or other legal action and defense of any claims, charges, allegations, or similar actions involving Releasees arising out of or related to conduct or events allegedly occurring on or before the Separation Date; (ii) the transition of any business licensing and operations matters or responsibilities, if any, Executive may currently hold or maintain on behalf of or related to the Company; and (iii) perform the duties and execute the responsibilities required by applicable regulations. Cooperation with respect to this Section 15 shall include, upon request of the Company, participating in and testifying at depositions, trials, mediations, arbitrations, or other hearings; providing information in written format such as declaration or affidavit; retaining relevant documents and other materials; being available to the Company and its attorneys for interview or other consultation; and providing general assistance to the Company and its attorneys. Executive further agrees to immediately notify the Company if Executive is subject to a subpoena, investigation, demand, audit, or other inquiry by any state, local or federal regulator, agency, or other third party regarding, pertaining to, or related to the Company. Executive acknowledges that this is a material term of this Agreement, and that breach of this term would cause damage to the Company. Lack of compliance may be shown by failure to notify the Company as required in this Section 15, and/or failure, after notice in writing, to abide by the Company’s request.

16.Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by (a) email, and (b) written letter via U.S. Certified Mail to:

If to the Company:
General Counsel Zillow Group, Inc.
1301 Second Avenue, Floor 31
Seattle, WA 98101 generalcounsel@zillowgroup.com

If to Executive:
Allen Parker
Address and email on file at the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 16.

17.Final and Complete Agreement. This Agreement (together with the Confidentiality Agreement and Arbitration Agreement attached hereto) supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Executive’s employment with or termination from the Company. Executive acknowledges and agrees that the severance benefits offered herein fulfill and exceed all of the Company’s obligations to provide Executive with any severance benefits in connection with Executive’s employment termination, pursuant to the Severance Plan, the Employment Agreement, and any other agreement, plan or policy. By executing this Agreement, Executive further represents, agrees and acknowledges that nothing has occurred, whether as discussed in this Agreement or as anticipated with respect to the terms of continued employment during the Transition Period, or otherwise, that constitutes or gives rise to Executive’s ability to resign his employment for Good Reason (as defined and set forth in the Severance Plan or the Employment Agreement), and the Company’s obligations to provide Executive any and all severance benefits will be as set forth in this Agreement. Any modification of this Agreement must be made in a writing that specifically refers to this Agreement and is signed by Executive and the Company. No oral representations have been made or relied upon by the Parties. The Parties have cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either of the Parties.

18.No Disparagement; No Interference. Subject to Section 9 above (Rights Not Waived), Executive will not make (or direct anyone to make) any negative or derogatory comment to any third party, including current employees, consultants, customers and prospects of the Company and the press, regarding the Company, its affiliates, employees, agents, business, products or related activities, Executive’s relationship with the Company, or the termination of that relationship, including on any internet website or through any other social media source or outlet (e.g., Facebook, Twitter, Glassdoor, blogs, etc.), or industry group or chat room, publication or website. Executive will not, apart from good faith competition (as permitted by Executive’s Confidentiality Agreement), interfere with the Company’s relationships with its customers, employees, vendors, bankers or others, subject to Section 9 above (Rights Not Waived).

19.Confidentiality of Offers and Agreement. Subject to the terms of Section 9 above (Rights Not Waived), Executive agrees that the. discussions and negotiations leading to this Agreement are strictly confidential and cannot be disclosed other than to Executive’s legal counsel.

20.Section 409A. The parties intend that all payments and benefits in this Agreement are exempt from Section 409A of Internal Revenue Code (the “Code”), and any ambiguities or ambiguous terms herein will be interpreted consistently with that intent. To the extent not so exempt, the parties intend that all payments and benefits will comply with Section 409A, and any ambiguities or ambiguous terms herein will be interpreted consistently with that intent. Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The severance benefits described herein are intended to be exempt from Section 409A pursuant to Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service, then no severance pay or benefits payable to Executive, pursuant to this Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the “Deferred Payments”) will be paid until the date that is six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If Executive dies prior to the six (6) month anniversary of the separation from service, then any payments delayed by this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

21.Severability. If any provision of this Agreement or compliance by Executive or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Executive and the Company.

22.Governing Law. This Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington. Notwithstanding the foregoing, the Parties acknowledge that the Federal Arbitration Act applies to the Arbitration Agreement entered into by the parties.

23.Venue; Attorneys’ Fees. The parties acknowledge the fact that the Arbitration Agreement excludes claims for temporary equitable relief in aid of arbitration (“Temporary Injunction Proceedings”). To the maximum extent permitted by law, the parties expressly agree to submit to the exclusive jurisdiction and exclusive venue of courts located in the State of Washington, King County, for Temporary Injunction Proceedings, regardless of where Executive resides or where Executive performed services for the Company. Subject to Section 9(f) above (Rights Not Waived), the prevailing party in any legal action will be entitled to an award of attorney’s fees and reasonable litigation costs. The Parties may assert this Agreement as a defense to any released claims the Executive might bring.

24.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.

25.Headings Not Controlling. The headings in this Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.

26.Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

27.Binding Effect. This Agreement is binding upon and shall benefit the Parties and their personal representatives, heirs, successors and assigns.

28.No Reliance. Executive warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Executive acknowledges that Executive has had the opportunity to conduct an investigation into the facts and evidence relevant to the decision to sign this Agreement. Executive acknowledges that, in deciding to enter into this Agreement, Executive has not relied on any promise, representation, or other information not contained in this Agreement, and also has not relied on any expectation that the Company has disclosed all material facts. By entering into this Agreement, Executive is assuming all risks that Executive may be mistaken as to the true facts, that Executive may have been led to an incorrect understanding of the true facts, and/or that facts material to Executive’s decision to sign this Agreement may have been withheld. Executive will have no claim to rescind this Agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact. None of what is stated in this Section 28, however, will affect Executive’s right to challenge the validity of this Agreement under the Older Worker Benefit Protection Act (OWBPA).

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE, AND THAT EXECUTIVE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS THAT AROSE ON OR BEFORE THE TIME EXECUTIVE SIGNS THE BELOW ACCEPTANCE TO THE FULL EXTENT PROVIDED IN THIS AGREEMENT.

ACCEPTED AND AGREED TO:

ZILLOW GROUP, INC.
	By:	/s/ DAN SPAULDING
	Name:	Dan Spaulding
	Title:	Chief People Officer
	Date:	May 17, 2023

EXECUTIVE
	By:	/s/ ALLEN PARKER
	Name:	Allen Parker
	Date:	June 7, 2023

Exhibit A

Confidentiality Agreement

Exhibit B

Arbitration Agreement

Exhibit C
Equity Awards

Award Date	Award Type	Award Price	Award Amount	Vest Date	Awards Vesting	ESP Result
3/6/2020	NQ	$49.3500	225,000	5/17/2023	14,062	Normal Vesting
3/5/2021	NQ	$38.7800	221,155	5/17/2023	13,822	Normal Vesting
3/7/2022	RSU		90,000	5/17/2023	5,625	Normal Vesting
8/8/2022	RSU		35,951	5/17/2023	4,494	Normal Vesting
3/7/2023	RSU		95,000	5/17/2023	7,923	Normal Vesting
3/6/2020	NQ	$49.3500	225,000	8/16/2023	14,063	Normal Vesting
3/5/2021	NQ	$38.7800	221,155	8/16/2023	13,822	Normal Vesting
3/7/2022	RSU		90,000	8/16/2023	5,625	Normal Vesting
8/8/2022	RSU		35,951	8/16/2023	4,494	Normal Vesting
3/7/2023	RSU		95,000	8/16/2023	7,923	Normal Vesting
3/6/2020	NQ	$49.3500	225,000	11/15/2023	14,062	Normal Vesting
3/5/2021	NQ	$38.7800	221,155	11/15/2023	13,823	Normal Vesting
3/7/2022	RSU		90,000	11/15/2023	5,625	Normal Vesting
8/8/2022	RSU		35,951	11/15/2023	4,494	Normal Vesting
3/7/2023	RSU		95,000	11/15/2023	7,923	Normal Vesting
3/6/2020	NQ	$49.3500	225,000	2/14/2024	14,063	Normal Vesting
3/5/2021	NQ	$38.7800	221,155	2/14/2024	13,822	Normal Vesting
3/7/2022	RSU		90,000	2/14/2024	5,625	Normal Vesting
8/8/2022	RSU		35,951	2/14/2024	4,494	Normal Vesting
3/7/2023	RSU		95,000	2/14/2024	7,923	Normal Vesting
3/5/2021	NQ	$38.7800	221,155	5/15/2024	13,822	Accelerate
3/7/2022	RSU		90,000	5/15/2024	5,625	Accelerate
8/8/2022	RSU		35,951	5/15/2024	4,494	Accelerate
3/7/2023	RSU		95,000	5/15/2024	7,923	Accelerate
3/5/2021	NQ	$38.7800	221,155	8/14/2024	13,822	Accelerate
3/7/2022	RSU		90,000	8/14/2024	5,625	Accelerate
3/7/2023	RSU		95,000	8/14/2024	7,923	Accelerate
3/5/2021	NQ	$38.7800	221,155	11/13/2024	13,822	Accelerate
3/7/2022	RSU		90,000	11/13/2024	5,625	Accelerate
3/7/2023	RSU		95,000	11/13/2024	7,913	Accelerate
3/5/2021	NQ	$38.7800	221,155	2/13/2025	13,823	Accelerate
3/7/2022	RSU		90,000	2/13/2025	5,625	Accelerate
3/7/2023	RSU		95,000	2/13/2025	7,914	Accelerate
3/7/2022	RSU		90,000	5/14/2025	5,625	Forfeit
3/7/2023	RSU		95,000	5/14/2025	7,913	Forfeit
3/7/2022	RSU		90,000	8/13/2025	5,625	Forfeit
3/7/2023	RSU		95,000	8/13/2025	7,914	Forfeit
3/7/2022	RSU		90,000	11/12/2025	5,625	Forfeit
3/7/2023	RSU		95,000	11/12/2025	7,913	Forfeit
3/7/2022	RSU		90,000	2/12/2026	5,625	Forfeit
3/7/2023	RSU		95,000	2/12/2026	7,895	Forfeit

Exhibit D

Renewal Release

This is a renewed release agreement (“Renewal Release” or “Exhibit D”) between Allen Parker (“Executive”) and Zillow Group, Inc. (the “Company”). It incorporates the terms of the prior release agreement between Executive and the Company to which this Exhibit is attached (“Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. The parties further agree as follows:

1.General Release of Claims

In consideration for the severance benefits provided to Executive by the Company, Executive, on behalf of himself, his marital community, his heirs, executors, administrators, successors and assigns, agrees to the following:

(a) Subject to the Section below entitled “Rights Not Waived,” Executive hereby irrevocably releases the Releasees from any and all claims, rights, penalties, damages, debts, accounts, duties, costs, liens, obligations, liabilities, charges, complaints, causes of action or demands of whatever kind or nature that Executive now has or has ever had against the Releasees, whether known or unknown, that arose on or before the time Executive signed this Agreement, including without limitation any claims related to or arising out of Executive’s employment and Executive’s separation from employment. The “Releasees” are the Company and each of its subsidiaries, parent companies, affiliates, joint venturers, insurers, insurance policies, and benefit plans; each of the current and former officers, directors, representatives, owners, members, partners, managers, shareholders, employees, agents, servants, administrators, fiduciaries and attorneys of the entities and plans described in this sentence; and the predecessors, successors, transferees, and assigns of each of the persons and entities described in this sentence.

(b) Subject to the Section below entitled “Rights Not Waived,” this release covers all statutory, common law, constitutional, and other claims, and includes but is not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; any and all contract claims of any nature (except breach of this Agreement), including but not limited to implied or express employment contracts and breach of the covenant of good faith and fair dealing, express or implied; any and all tort claims of any nature, including but not limited to claims for negligence, libel, slander, defamation, misrepresentation, fraud, negligent or intentional infliction of emotional distress, negligent hiring, retention and training, and negligent or intentional interference with business relations; discrimination, harassment, failure to accommodate and/or retaliation under any federal, state or local statute or regulation; any claims brought under any federal, state or local statute or regulation related to military leave and/or reinstatement or related rights; and any claims that could be brought under any applicable local, state, or federal employment discrimination or other statutes, including the Americans with Disabilities Act of 1990 as amended (ADA), the Civil Rights Act of 1964 as amended (including Title VII of that Act), Section 1981 of U.S.C. Title 42, Section 1983 of U.S.C. Title 42, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974 (ERISA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Federal Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act (NLRA), the Labor Management Relations Act (LMRA), the Immigration and Nationality Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Family and Medical Leave Act (FMLA), the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 U.S.C. §§ 621, et seq., the Sarbanes-Oxley Act, the False Claims Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Consumer Product Safety Improvement Act, the Occupational Safety and Health Act, the Food Safety Modernization Act, the Washington Law Against Discrimination (RCW 49.60), the Washington Family Care Act (RCW 49.12), the Washington Prohibited Employment Practices Law (RCW 49.44), the anti-retaliation provisions of the Washington Industrial Insurance Act (RCW 51.48) and the Washington Industrial Safety and Health Act (RCW 49.17), the Washington Whistleblower Act (RCW 42.40), the Washington Industrial Welfare Act (RCW 49.12), the Washington Agricultural Labor Law (RCW 49.30), the

Washington Hours of Labor Law (RCW 49.28), the Washington Veterans Employment and Reemployment Act (RCW 73.16), the Washington Military Family Leave Act (RCW 49.77), the Washington Domestic Violence Leave Law (RCW 49.76), the Washington Little Norris-LaGuardia Act (RCW 49.32), the Washington Fair Credit Reporting Act (RCW 19.182), the Washington Electronic Privacy Act (RCW 9.73), and all similar federal, state, and local laws.

(c) Subject to the Section below entitled “Rights Not Waived,” Executive agrees not to seek any personal recovery (of money damages, injunctive relief, or otherwise) for the claims Executive is releasing in this Renewal Release, either through any complaint to any governmental agency or otherwise.

(d) Executive represents that Executive has reported to the Company any and all complaints, lawsuits, declarations, administrative complaints or charges arising from or relating to any claims Executive is releasing in this Renewal Release. Executive further represents that Executive has not raised a claim of sexual harassment or abuse with the Company. These representations do not limit Executive’s right to file certain governmental charges in the future, as stated in the Section below entitled “Rights Not Waived.”

(e) Executive understands that Executive is releasing potentially unknown claims, and that Executive has limited knowledge with respect to some of the claims being released. Executive acknowledges that there is a risk that, after signing this Renewal Release, Executive may learn information that might have affected Executive’s decision to enter into this Renewal Release. Executive acknowledges, for example, that Executive may learn of injuries of which Executive is not presently aware. Executive assumes this risk and all other risks of any mistake in entering into this Renewal Release. Executive agrees that this release is fairly and knowingly made.

(f) The Company does not admit any liability or wrongdoing whatsoever with respect to any claims Executive is releasing herein, and the Company expressly disclaims any liability to Executive and expressly denies any and all such liability and wrongdoing.

2. Rights Not Waived.
Notwithstanding the foregoing, this release specifically excludes the following:
(a) Executive’s rights, if any, to receive ERISA-covered benefits (e.g., pension or medical benefits) that are vested pursuant to a formally-adopted and properly-authorized written benefit plan.

(b) Claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date this Renewal Release.

(c) Any rights and entitlements that cannot be waived as a matter of law, such as any workers’ compensation benefits and any unemployment compensation benefits.

(d) Executive’s right to (i) file any charges or participate in any investigations or proceedings conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the
U.S. Department of Labor (DOL), or any other governmental agency, although Executive is waiving any and all right to recovery of any monetary award or individual relief as to all claims Executive is releasing in this Renewal Release, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency; or (ii) disclose instances of sexual harassment or sexual assault.

(e) Executive’s right and ability to (i) provide testimony, information or documents if legally compelled to do so, or (ii) communicate with or provide information or documents to the EEOC, SEC, NLRB, DOL or other governmental agency; however in all cases, Executive agrees to take all reasonable steps (such as redacting information or providing information under seal) to avoid any public disclosure of trade secret information or other confidential business information.

(f) Executive’s right to discuss or disclose conduct, or the existence of a settlement involving conduct, that Executive reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Executive remains subject to Executive’s obligation to keep confidential the amount paid in settlement of any claim.

(g) Executive’s right and ability to take any action to challenge the knowing and voluntary nature of this agreement under the Older Workers Benefit Protection Act (OWBPA). For example, this Renewal Release does not prevent Executive from filing or pursuing a charge of discrimination, lawsuit or arbitration to the extent it is brought under the federal Age Discrimination in Employment Act of 1967 (ADEA) and challenges the knowing and voluntary nature of this agreement under the OWBPA. Further, nothing in this Renewal Release shall cause Executive to be liable for damages, attorneys’ fees, costs or disbursements in connection with any such charge of discrimination, lawsuit or arbitration to the extent it is so brought. However, if this Renewal Release is found to be knowing and voluntary under the OWBPA, Executive’s release and waiver of claims under the ADEA, as provided in this Renewal Release, shall be fully effective.

3. ADEA Waiver and Revocation Period
(a) Consideration Period. Executive has twenty-one (21) days from the Separation Date to consider this Renewal Release before signing it. Executive may use as much or as little of this period as Executive chooses before signing.

(b) Revocation Period. Executive has the right to revoke his signature on this Renewal Release within seven (7) days of execution. To revoke, Executive must send a written letter of revocation pursuant to the notice provisions set forth in Section 16 of the Agreement (Notices), which must be received within the required seven (7)-day period. If Executive revokes, this Renewal Release will not become effective or enforceable, and Executive will not receive the Severance Benefits described in Section 3 of the Agreement (Severance Benefits).

(c) Age Discrimination in Employment Act Notice. Executive expressly acknowledges and agrees that, by entering into this Renewal Release, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date on which Executive signs this Renewal Release. Executive further expressly acknowledges and agrees that:

i. By receiving the consideration identified here in and in the Agreement, Executive will receive compensation beyond that which Executive was already entitled to receive before entering into this Renewal Release;

ii. Executive was advised by the Company, and is hereby advised, to consult with an attorney of Executive’s choosing before signing this Renewal Release;

iii. Executive has carefully read and understands all of the provisions of this Renewal Release as written;

iv. Executive knowingly and voluntarily agrees to all of the terms set forth in this Renewal Release;

v. Executive knowingly and voluntarily intends to be bound by this Renewal Release;

vi. Executive was given a copy of this Renewal Release and informed that Executive has twenty-one (21) days within which to consider the Renewal Release;

vii. Executive was informed that Executive had seven (7) days following the date of execution of the Renewal Release in which to revoke the Renewal Release;

viii. Executive understands that Executive has not waived any rights or claims that may arise under the Age Discrimination in Employment Act of 1967, as amended, (29 U.S.C.§§ 621, et seq.), after the date Executive signs this Renewal Release; and

ix. Executive specifically agrees that modifications to this Renewal Release, whether material or immaterial, do not restart the running of the twenty-one (21) day period referenced in this Renewal Release above.

(d) Workers’ Compensation Claims. Executive acknowledges and agrees that Executive has already filed workers’ compensation claim(s) for any and all on-the-job injuries Executive suffered while employed by the Company, and that Executive has not suffered any on- the-job injuries for which Executive has not already filed a workers’ compensation claim.

4. Release Effective Date

This Exhibit D becomes effective and binding eight (8) days after Executive signs and returns this Exhibit D to the Company, so long as Executive has not revoked it (the “Release Effective Date”).

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RENEWAL RELEASE, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE, AND THAT EXECUTIVE SIGNS THIS RENEWAL RELEASE WITH THE INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS THAT AROSE ON OR BEFORE THE TIME EXECUTIVE SIGNS THE BELOW ACCEPTANCE TO THE FULL EXTENT PROVIDED IN THIS RENEWAL RELEASE.

ACCEPTED AND AGREED TO:

EXECUTIVE

____________________________
Allen Parker

Dated: ____________________________